Exhibit 10.1

EXECUTION VERSION

CEO TRANSITION AGREEMENT

This CEO Transition Agreement (the “Agreement”), effective as of February 11, 2020 (the “Effective Date”), is made and entered into by and between MGM Resorts International (the “Company”) and James J. Murren (“Executive”).

WITNESSETH:

WHEREAS, Executive currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement with the Company dated October 3, 2016 (the “Employment Agreement”);

WHEREAS, Executive has informed the Board of Directors of the Company (the “Board”) that he does not intend to continue as Chief Executive Officer beyond the expiration of the term of the Employment Agreement on December 31, 2021, but will continue to serve as Chief Executive Officer from the Effective Date hereof until the Board appoints a successor;

WHEREAS, Executive has agreed to resign from his position as Chief Executive Officer upon the appointment of his successor;

WHEREAS, following such resignation, Executive shall continue to serve as Chairman and a member of the Board until such date as the Board requests that he resign;

WHEREAS, the parties intend that Executive will continue to serve the Company following his resignation as Chief Executive Officer in certain specified capacities at the request of the Board until December 31, 2021; and

WHEREAS, the parties wish to provide for the terms of Executive’s resignation and the transition of his duties with the Company.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2021, unless earlier terminated as provided herein (the “Term”). During the Term, (i) the period from the Effective Date until the Resignation Date (as defined in Section 2 below) is referred to herein as the “CEO Period,” (ii) the period from the Resignation Date through December 31, 2020 is referred to herein as the “Transition Period” and (iii) the period from January 1, 2021 through December 31, 2021 is referred to herein as the “Consulting Period,” each unless earlier terminated as provided herein. In the event that the Resignation Date does not occur prior to December 31, 2020, the CEO Period shall terminate on December 31, 2020, Executive shall be entitled to the payments and benefits under Section 4(a) hereof and the Consulting Period shall commence on January 1, 2021.

2.    CEO Period.

(a)    Continuation as CEO. Executive shall continue to be employed as Chairman of the Board of Directors and Chief Executive Officer of the Company from the Effective Date hereof until the effective date of the appointment of a new Chief Executive Officer by the Board, in its discretion (the “Resignation Date”). During the CEO Period, Executive shall continue to perform his duties as Chairman of the Board and Chief Executive Officer, and all terms of the Employment Agreement (including with respect to compensation and benefits of Executive) shall continue in full force and effect, except that Section 10 of the Employment Agreement shall be superseded by Section 4 hereof and Section 3(f) below shall apply. Without limiting the generality of the foregoing, Executive shall remain entitled to payment of his annual bonus for fiscal year 2019 pursuant to the terms of Section 3.2 of the Employment Agreement, the amount which has been previously approved by the Compensation Committee and communicated to Executive (the “2019 Annual Bonus”).

(b)    Resignation of Offices. On the Resignation Date, Executive shall be deemed to resign from his position as Chief Executive Officer of the Company. Following the Resignation Date, Executive shall continue to serve as Chairman of the Board until such date as the Board requests that he resign, and on such date, Executive shall be deemed to resign as Chairman of the Board, as a member of the Board and as an officer or member of the board of directors of any of the Company’s affiliates. Without limiting the generality of the foregoing, Executive shall be deemed to resign from the boards of directors or managers of MGM Growth Properties LLC, MGM China Holdings Limited and CityCenter Holdings Limited, at such time as may be requested by the Board or by the boards of such entities. Executive shall sign all letters of resignation and other documentation as may be reasonably requested to effectuate the foregoing. Executive’s execution of this Agreement shall be deemed the grant by Executive to the Company and each other entity referred to above a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating the foregoing.

(c)    Termination of Employment Agreement. Upon the Resignation Date, the Employment Agreement shall terminate and be of no further force or effect, except for those provisions that are incorporated by reference to this Agreement, as provided in Section 7 hereof or otherwise. The parties agree that neither the entering into of this Agreement nor the matters contemplated hereby shall give to rise to any right or claim of “Employee’s Good Cause,” nor of termination by the Company for reasons other than “Employer’s Good Cause” under Employment Agreement (nor any similar right under any other compensation or benefit plan of the Company), except as specifically provided in Section 4 hereof.

3.    Transition Period.

(a)    Position and Duties. Executive shall continue as an employee of the Company during the Transition Period, subject to earlier termination as provided in Section 3(e) hereof. During the Transition Period, Executive shall serve as Senior Advisor of the Company under the terms of this Agreement. Executive shall perform such duties and responsibilities as may be reasonably requested by the Board in its sole discretion, including with respect to the transition of his duties to a new Chief Executive Officer and the matters specified on Appendix A hereto. Executive shall not be an officer of the Company during the Transition Period and shall not have the rights or obligations associated therewith. Consistent with and subject to the terms of Section 4 of the Employment Agreement (including the permitted activities described therein), Executive’s employment by the Company during the Transition Period shall continue to be exclusive to the Company, and Executive agrees to perform his duties during the Transition Period in a competent, trustworthy and businesslike manner.

(b)    Compensation. During the Transition Period, Executive shall be entitled to the following compensation and benefits:

(i)    Base Salary. The Company shall pay Executive a base salary at the current rate of $2,000,000 per annum during the Transition Period, payable in accordance with the Company’s payroll practices.

(ii)    Annual Bonus. Executive’s annual bonus for fiscal year 2020 shall be fixed at $4,000,000, which is his target annual bonus amount under Section 3.2 of the Employment Agreement (the “2020 Annual Bonus”). Executive hereby waives any right under the Employment Agreement to any other annual bonus payment for fiscal year 2020, as well as to any annual bonus for fiscal year 2021. Subject to Executive’s continued employment through the end of the Transition Period, the 2020 Annual Bonus shall be paid in a cash lump sum not earlier than December 31, 2020 and not later than March 15, 2021.

(iii)    Equity Awards. All outstanding long-term incentive equity awards granted to Executive under the Company’s 2005 Amended and Restated Omnibus Incentive Plan (the “Omnibus Plan”) prior to the Transition Period shall continue in effect during the Transition Period subject to the same vesting and other terms and conditions under the applicable award agreements and the Omnibus Plan, with Executive’s service during the Transition Period credited as service for all purposes thereof. For fiscal year 2020, Executive will be granted an equity award (the “2020 Equity Award”) with respect to Company common shares with an aggregate grant date fair market value of $7,000,000, which is consistent with the value of the annual equity award granted to Executive in prior fiscal years. The 2020 Equity Award shall be in the form of time-based restricted stock units that shall vest ratably on a monthly basis from the date of grant through the Transition Period and until the end of the Consulting Period. The 2020 Equity Award shall be granted at the same time as equity awards are granted to senior executives of the Company generally during fiscal 2020 (the “2020 Grant Date”), subject to Executive’s continued employment through the date of grant or as otherwise provided herein, and shall be subject to the terms of the Omnibus Plan and the Company’s standard award agreement to be entered into under the Omnibus Plan, modified as necessary to reflect the terms of this Agreement. Executive hereby waives his rights under the Employment Agreement to any equity award other than the 2020 Equity Award for fiscal year 2020, as well as to any equity award for fiscal year 2021. For the avoidance of doubt, the Company shall grant the 2020 Equity Award to Executive on the 2020 Grant Date or as otherwise set forth below regardless of whether the 2020 Grant Date occurs during the CEO Period or the Transition Period.

(c)    Employee Benefits; Expenses. During the Transition Period, Executive shall be eligible to participate in the same employee and fringe benefit plans, and shall be entitled to reimbursement of business and travel expenses, on the same basis as provided under Section 3.5 of the Employment Agreement. Notwithstanding the foregoing, Executive shall cease to have a contractual right under the provisions of Section 13 of the Employment Agreement relating to Executive’s personal use of corporate aircraft during the Transition Period or thereafter, but Executive shall continue to have during the Term the travel arrangements specified in Section 13 of the Employment Agreement (i) for business purposes during the CEO Period and Transition Period and (ii) to the extent necessary for the performance of Executive’s services requested by the Board hereunder during the Consulting Period.

(d)    Employment Status. During the Transition Period, Executive shall continue in his capacity as an employee of the Company, including for purposes of all federal, state and local laws and regulations governing employment, including applicable tax laws. Executive shall continue to be subject to the employment policies and procedures of the Company during the Transition Period.

(e)    Termination of Transition Period. The Company or Executive may terminate the Transition Period at any time for any reason upon thirty (30) days prior written notice to the other party. If the Transition Period is terminated by the Company for any reason other than for “Employer’s Good Cause” (as defined in Section 3(f) below), Executive shall be entitled to the Separation Benefits under Section 4 hereof, subject to the conditions thereof. If the Company terminates the Transition Period by reason of “Employer’s Good Cause” (as defined in Section 3(f) below), or if Executive terminates the Transition Period for any reason, Executive shall have no rights to any payments and benefits under Section 3(b) hereof or otherwise following the date of termination, other than the Accrued Obligations described in clauses (i), (iii) and (iv) of Section 10.1 of the Employment Agreement and payment of the 2019 Annual Bonus to the extent not already paid. If the Transition Period is terminated by reason of death or “Disability” (as defined in the Employment Agreement), Executive shall have the rights and benefits provided under Section 4 hereof. The termination or expiration of the Transition Period (or the termination of the CEO Period on December 31, if applicable under Section 1 hereof), shall constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986.

(f)    Employer’s Good Cause. For purposes of this Agreement, the term “Employer’s Good Cause” shall mean (i) the conviction of Executive, or the entry of a pleading of guilty or nolo contendere by Executive to, any felony or any other crime that has a material adverse economic or reputational impact on the Company, (ii) Executive’s willful act of fraud, or willful misconduct in connection with Executive’s relationship the Company, that has a material adverse economic or reputational impact on the Company, (iii) Executive’s dereliction of duties to the Company that is material in nature, excluding acts or omissions that are immaterial or inadvertent or any failure to perform to a particular standard specified by the Board after expenditure of good faith efforts or (iv) Executive is found disqualified or not suitable to hold a casino or other gaming license by a final, non-appealable determination (or if Executive fails to appeal a determination that may be appealed) of an applicable governmental gaming authority, which causes Executive’s failure or inability to satisfy the requirements stated in Section 6 of the Employment Agreement (Licensing Requirements), in each case of clauses (i) through (iv), which is not cured by Executive within thirty (30) days after written notice thereof from the Company specifying the facts and circumstances of the alleged event, during which 30-day period Executive shall be afforded a reasonable opportunity to be heard by the Board; provided, however, that such notice, opportunity to cure and opportunity to be heard shall not be required prior to termination if such breach is not capable of being cured within thirty (30) days; provided, further, that an act or omission shall only be considered “willful” if done, or omitted to be done, by Executive with knowledge and intent. The foregoing shall not limit the right of the Company to terminate this Agreement on the same basis as described in Section 7 of the Employment Agreement (relating to licensing requirements), which is incorporated herein by reference, except that such termination shall only be treated as for “Employer’s Good Cause” if clause (iv) above is satisfied.

4.    Separation Benefits.

(a)    At the end of the Transition Period on December 31, 2020, except as provided in Section 4(b) below, Executive shall be entitled to the separation payments and benefits provided in Sections 10.4.1 and 10.4.2 of the Employment Agreement, except that Section 10.4.1(iv)(x) of the Employment Agreement is hereby amended to be replaced with “$12,000,000,” which represents two (2) times the sum of Executive’s base salary and target annual bonus under the Employment Agreement, as well as any Accrued Obligations described in Section 10.1 of the Employment Agreement (the “Severance Benefits”). At such time, all outstanding equity awards, other than the 2020 Equity Award, held by Executive shall be fully vested for purposes of service requirements, except that: (i) awards subject to performance criteria shall continue to be subject to performance criteria and vest at the end of the applicable performance period based on actual achievement of performance criteria; and (ii) the 2020 Equity Award shall continue to vest during the Consulting Period in accordance with Section 5(b)(ii) below or as set forth in Section 5(d), and shall otherwise be subject to the same terms and conditions. Awards that are not subject to performance criteria, other than the 2020 Equity Award, shall vest as of December 31, 2020 and be settled in accordance with their terms.

(b)    Upon the termination of Executive’s employment prior to the end of the Transition Period (i) by the Company other than for “Employer’s Good Cause” (as defined in Section 3(f) hereof), (ii) due to Executive’s death or “Disability” (as defined in the Employment Agreement) or (iii) during the CEO Period, by Executive for “Employee’s Good Cause” (as defined in the Employment Agreement and modified by Section 2(c) hereof), Executive shall be entitled to (A) the payments and benefits set forth in Section 4(a) above, (B) the accelerated vesting of the 2020 Equity Award, if it has been granted, and (C) a lump-sum payment equal to the value of all unpaid payments under this Agreement as if Executive had continued to be employed by, or perform services for, the Company through the end of the Consulting Period, including payment of the 2020 Annual Bonus, and if it has not previously been granted, the grant and full accelerated vesting and settlement of the 2020 Equity Award as of the date of termination (the amounts in this clause (C), the “Remaining Payments”).

(c)    The payments set forth in (a) and (b) shall be subject to the release requirement in Section 10.9 of the Employment Agreement and the requirements with respect to the restrictive covenants as provided in Section 10.4.3 of the Employment Agreement and with respect to the clawback as provided in Section 10.4.5 of the Employment Agreement as applied to clawback policies in effect on the date hereof or as adopted or modified by the Company to the extent necessary to comply with applicable law.

5.    Consulting Period.

(a)    Consulting Services. During the Consulting Period, Executive shall perform and provide such consulting services (the “Consulting Services”) as may be reasonably requested by the Board in its sole discretion, including with respect to the matters specified on Appendix A hereto and, if applicable, Executive shall continue to support the Company’s efforts to identify a permanent Chief Executive Officer. The Consulting Services will be rendered on an as-needed, non-exclusive basis. The Company acknowledges that Executive may, subject to the restrictive covenants referred to in Section 6 hereof, be engaged during the Consulting Period in other business activities that may require Executive’s time. Executive shall not be required to render the Consulting Services hereunder for any fixed or minimum number of hours and/or days during the Consulting Period. The Consultant may render the Consulting Services from Consultant’s offices, home or elsewhere, or by telephone or electronic mail, or, at the reasonable request of the Company in its sole discretion, at the Company’s Las Vegas, Nevada headquarters or at other locations as reasonably necessary to perform the Consulting Services. Executive shall receive administrative and technical support services to the extent reasonably necessary to perform the Consulting Services. Executive agrees to perform his duties during the Consulting Period in a competent, trustworthy and businesslike manner.

(b)    Compensation. During the Consulting Period, Executive shall be entitled to the following compensation and benefits:

(i)    Consulting Fee. As consideration for the Consulting Services rendered during the Consulting Period, subject to the termination provisions in Section 5(d) hereof, the Company shall pay Executive a monthly consulting fee of $575,000, payable in arrears on a monthly basis.

(ii)    Equity Awards. The 2020 Equity Award shall continue in effect during the Consulting Period subject to the same vesting and other terms and conditions under the applicable award agreement and the Omnibus Plan, with Executive’s service during the Consulting Period credited as service for all purposes thereof. Upon the expiration of the Consulting Period on December 31, 2021, subject to the provisions of Section 5(d) hereof, the 2020 Equity Award shall become vested on the basis of Executive’s “Retirement” as provided in Section 3.4.7 of the Employment Agreement and subject to the requirements thereof, with Executive’s service during the Consulting Period credited as continued service.

(iii)    Expenses. During the Consulting Period, the Company shall reimburse Executive for all reasonable business expenses, including travel expenses, paid or incurred by Executive in connection with the performance of his duties and responsibilities during the Consulting Period, payable in accordance with the Company’s customary practices and policies, as modified from time to time.

(c)    Independent Contractor Status. Executive acknowledges and agrees that, during the Consulting Period, (i) Executive shall be an independent contractor, and not an employee, of the Company within the meaning of all federal, state and local laws and regulations governing employment, including applicable tax laws, (ii) except as expressly authorized by the Company, Executive shall not have any right to act for, represent or otherwise bind the Company in any manner, (iii) Executive shall not be entitled to participate in any employee benefit plans or arrangements of the Company and shall not be provided with health and welfare benefits, except that Executive and his eligible dependents shall be eligible to receive medical continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), (iv) Executive shall be solely responsible for any social security, income tax or other withholdings, deductions or payments (including self-employment taxes) that may be required by federal, state or local law with respect to the consulting fees and (v) Executive shall be required to pay and shall timely remit all self-employment taxes to the Internal Revenue Service and any other required governmental agencies.

(d)    Termination of Consulting Period. The Company or Executive may terminate the Consulting Period at any time for any reason upon thirty (30) days prior written notice to the other party. If the Consulting Period is terminated (i) by the Company for any reason other than “Employer’s Good Cause” (as defined in Section 3(f) hereof) or (ii) due to Executive’s death or “Disability” (as defined in the Employment Agreement), (A) Executive shall continue to have the same rights to the payments and benefits as provided in Sections 5(b) hereof as if Executive had continued to perform services to the Company, as well as any Remaining Payments, if any, and (B) Section 10.4.4 of the Employment Agreement shall apply with respect to any outstanding equity awards held by Executive under the Omnibus Plan. The payments and benefits described above shall be subject to the release requirement in Section 10.9 of the Employment Agreement and the requirements with respect to the restrictive covenants as provided in Section 10.4.3 of the Employment Agreement and with respect to the clawback as provided in Section 10.4.5 of the Employment Agreement as applied to clawback policies in effect on the date hereof or as adopted or modified by the Company to the extent necessary to comply with applicable law.    If the Company terminates the Consulting Period by reason of “Employer’s Good Cause” (as defined in Section 3(f) hereof) or if Executive terminates the Consulting Period for any reason, Executive shall have no rights to any payments and benefits under Section 5(b) hereof or otherwise following the date of termination, other than the Accrued Obligations described in clauses (i), (iii) and (iv) of Section 10.1 of the Employment Agreement.

6.    Restrictive Covenants. The provisions of Sections 8, 9 and 10.12 of the Employment Agreement (Restrictive Covenants; Representation and Additional Agreements; Survival), including with respect to non-competition, non-solicitation, confidentiality and protection of Company property, are hereby incorporated by reference to this Agreement and shall continue in full force and effect as if set forth herein. Notwithstanding the foregoing, and as additional consideration for the obligations of the Company hereunder, the “Restrictive Period” for all such purposes shall be defined as the Term of this Agreement and the 12-month period following the expiration of the Term for any reason.

7.    Incorporation by Reference. This Agreement sets forth certain provisions of the Employment Agreement that are incorporated by reference to this Agreement, as modified hereby. In addition, the following provisions of the Employment Agreement are incorporated herein by reference and shall continue in full force and effect as if fully set forth in this Agreement. All such provisions referenced in this Agreement shall be deemed to include their correlative provisions, defined terms and cross references in the Employment Agreement, but shall be deemed modified to the extent necessary for the appropriate meaning and context of this Agreement. For this purpose, (i) all references in the Employment Agreement to “this Agreement” shall be deemed to be references to this Agreement, (ii) all references to “Employee” shall be deemed to be references to Executive, and (iii) all references to the “Employment Term” shall be deemed to be references to the Term of this Agreement.

(a)    Section 3.6 (Indemnification)

(b)    Section 5 and 6 (Policies and Procedures; Licensing Requirements)

(c)    Section 10.11 (Excise Tax Limitations).

(d)    Section 11 (Disputed Claim/Arbitration), including Exhibit C.

(e)    Section 13 (Travel and Related Matters), subject to the second sentence of Section 3(c) above.

(f)    Section 24 (regarding certain claims).

(g)    Section 25 (Section 409A) (which shall apply to all payments and benefits arising under this Agreement).

For the avoidance of doubt, all provisions of the Employment Agreement that are not incorporated by reference as provided above shall terminate at the expiration of the CEO Period, including, without limitation, Section 10.7 of the Employment Agreement regarding participation in the Change of Control Policy for Executive Officers.

8.    Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to the Employment Agreement, except to the extent specifically provided herein.

(b)    Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Executive and the Company agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 8(b) does not limit the Company’s rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by Executive of the enforceable provisions of this Agreement.

(c)    Attorneys’ Fees. In the event suit is brought (including arbitration proceedings) to enforce or to recover damages suffered as a result of breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit.

(d)    No Waiver of Breach or Remedies. No failure or delay on the part of Executive or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(e)    Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Executive and a duly authorized member of the Company’s senior management. No consent to any departure by Executive from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of the Company’s senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(f)    Governing Law. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except as provided in Section 11 of the Employment Agreement and Exhibit C thereof, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

(g)    Tax Withholding. All payments made under this Agreement shall be made less applicable taxes and withholdings, to the extent required by law. Notwithstanding any provision herein to the contrary, the Company makes no representations concerning Executive’s tax consequences under the Agreement under any other federal, state, or local tax law.

(h)    Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

(i)    Assignment. This Agreement is personal to Executive and may not be assigned by Executive.

(j)    Successors and Assigns. This Agreement shall be binding upon the Company’s successors and assigns. The Company may not assign this Agreement except in connection with a merger or sale of the Company or substantially all of its assets and shall cause any such successor to expressly assume and agree to perform the obligations of this Agreement, unless such assumption occurs automatically as a matter of law.

(k)    Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, NV 89109

Attention: John M. McManus

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No: (212) 310-8007

Attention: Michael J. Aiello

If to the Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Facsimile No: (212) 492-0040

Attention: Scott A. Barshay

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement to be effective as of the first date set forth above.

MGM RESORTS INTERNATIONAL

By:	/s/ John M. McManus
Name:	John M. McManus
Title:	Executive Vice President,
General Counsel & Secretary

EXECUTIVE

/s/ James J. Murren
James J. Murren

[Signature Page to CEO Transition Agreement]

Appendix A

Specified Matters

Executive may be requested to support the Company with certain strategic initiatives during the Transition Period and/or the Consulting Period consistent with the terms of this Agreement, at the request and direction of the Board in its sole discretion, including without limitation the following:

•	Japan: Support of the Company’s efforts to open an integrated resort in Osaka, Japan.

•	Macau: Support of the Company’s efforts to renew the gaming concession for MGM Grand Paradise in Macau China.

•	Sports Betting: Support of the Company’s efforts for the continued growth of Roar Digital to create a U.S. sports betting and online gaming platform.

In addition, Executive shall perform such other duties consistent with this Agreement as may be requested by the Board.